Exhibit 5.1

June 25, 2025
Takeda U.S. Financing, Inc.,
500 Kendall Street,
Cambridge, Massachusetts 02142,
United States of America.
Takeda Pharmaceutical Company Limited,
1-1, Nihonbashi-Honcho 2-Chome,
Chuo-ku, Tokyo 103-8668,
Japan.
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) an unspecified initial principal amount or number of guaranteed senior debt securities (the “Guaranteed Debt Securities”) of Takeda U.S. Financing, Inc., a Delaware corporation (“TUSFI”), and the related guarantee thereof (the “Guarantee”) of the Guaranteed Debt Securities by Takeda Pharmaceutical Company Limited, a joint stock corporation organized under the laws of Japan (“TPC”), and (ii) an unspecified initial principal amount or number of senior debt securities (the “Debt Securities”, and together with the Guaranteed Debt Securities, the “Securities”) of TPC, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, it is our opinion that:
(1)when the registration statement on Form F-3 (the “Registration Statement”) has become effective under the Act, the indenture relating to the Securities and the Guarantee (the “Guaranteed Debt Securities Indenture”) has been duly executed and delivered, the terms of the Guaranteed Debt Securities, and of the issuance

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and sale of the Guaranteed Debt Securities and the Guarantee have been duly established in conformity with the Guaranteed Debt Securities Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon TUSFI or TPC, as applicable, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over TUSFI or TPC, as applicable, and the Guaranteed Debt Securities have been duly executed and authenticated in accordance with the Guarantee Debt Securities Indenture and the Guaranteed Debt Securities and Guarantee have been issued and sold as contemplated in the Registration Statement, the Guaranteed Debt Securities will constitute valid and legally binding obligations of TUSFI, and assuming the Guarantee will constitute valid and legally binding obligations of TPC under the laws of Japan, the Guarantee will constitute valid and legally binding obligations of TPC, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and
(2)when the Registration Statement has become effective under the Act, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the indenture relating to such Debt Securities (the “Debt Securities Indenture”) so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon TPC, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over TPC, and the Debt Securities have been duly executed and authenticated in accordance with the Debt Securities Indenture and issued and sold as contemplated in the Registration Statement, and assuming the Debt Securities will constitute valid and legally binding obligations of TPC under the laws of Japan, the Debt Securities will constitute valid and legally binding obligations of TPC, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.
We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit or the related Guarantee in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security or the related Guarantee would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency or currency unit in

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which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.
The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Japanese law, we note that you have received an opinion, dated June 25, 2025, of Nishimura & Asahi (Gaikokuho Kyodo Jigyo).
We have relied as to certain factual matters on information obtained from public officials, officers of TUSFI and TPC and other sources believed by us to be responsible, and we have assumed that the Debt Securities Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ SULLIVAN & CROMWELL LLP